Exhibit 10.90

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE INDICATED BY [***].

DISTRIBUTION AGREEMENT

Between

Bioxytran, Inc., 75 2nd Ave., Ste 605, Needham, MA 02494, USA, including any successor(s) or assignee(s) (“BIXT”)

And

Khoury Medical LTD (“KHOURY MEDICAL”), E Center 1, PO Box 411, 24908 Kfar Yasief, Israel; each a “Party”, collectively “the Parties”).

Preamble

WHEREAS BIXT owns or otherwise controls certain intellectual property relating to the patents and ingredients listed on Annex 1 and Annex 2, containing a plant-derived, partially hydrolyzed guar gum as active principle (the “Active Principle”); and

WHEREAS BIXT has developed a chewable tablet for dietary uses (the “Initial Product”), in a specific formulation defined in Annex 2 (the “Compound Specifications”); and

WHEREAS KHOURY MEDICAL is a company founded to develop and commercialize, among others, plant-derived supplements; and

WHEREAS KHOURY MEDICAL is desirous to commercialize the Initial Product into their designed client (the “Initial Field”); and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article 1 Definitions

1.	When used in this Agreement, each of the following terms shall have the following meanings:

1.1	“Affiliate” means, with respect to any Person, any other Person which controls, is controlled by, or is under common control with such Person as of or after the Effective Date. A Person shall be regarded as in control of another entity if it owns or controls fifty percent (50%) or more (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) or has the power to control the management and policies of the subject entity, whether through ownership, contract or otherwise.

1.2	“Applicable Law” means, with respect to a country in the Territory, the laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities applicable to the Development, Manufacturing, or Commercialization of Products, which may be in effect from time to time in such country.

1.3	“Bankruptcy Event” shall mean the person or entity in question becomes insolvent, or voluntary or involuntary proceedings by or against such person or entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person or entity, or proceedings are instituted by or against such person or entity for corporate reorganization or the dissolution or such person or entity, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person or entity makes an assignment for the benefit of its creditors, or substantially all of the assets of such person or entity are seized or attached and not released within sixty (60) days thereafter.

1.4	“Business Day” means any day that is not a Saturday, Sunday or United States federal holiday.

1.5	“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the stockholders or equity holders of such Party not owning at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity or debt financing, whether private or public, in which a Party issues new shares of its capital stock or securities convertible into shares of such Party, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

1.6	“Combinations” means Products which contain, in addition to the Compound, one or more nutritional ingredients for use in the Field.

1.7	“Commercialization” means any and all activities constituting using, marketing, promoting, distributing, offering for sale, selling, and importing the Products in the Field.

1.8	“Commercially Reasonable Efforts” means a measure of effort consistent with Applicable Law and industry standards and practices followed by companies in the respective countries of the Territory engaged in marketing similar Products. All product liability in connection with the Products shall rest solely and exclusively with BIXT, as the Manufacturer, and Bioxytran shall bear full responsibility for any and all claims, damages, losses, or liabilities arising from or related to the design, manufacture, formulation, labeling, packaging, or safety of the Products, subject to limited indemnifications in Article 9.3.

1.9	“Compound” means the Active Principle containing a blend of secondary plant metabolites providing partially hydrolyzed guar gum (“PHGG”) per BIXT’s specifications as per Annex 2.

1.10	“Confidential Information” means, with respect to each Party, proprietary data or information that belong in whole or in part to such Party, its Affiliates or sub-distributors, including without limitation, (a) all Intellectual Property, (b) the terms of this Agreement, (c) any information designated as Confidential Information of such Party hereunder, in all cases that, if disclosed in writing, is marked with the words “Confidential,” “Proprietary” or words of similar import, and if disclosed orally or visually, is described as Confidential Information hereunder, and (d) all other information that a reasonable person would understand to be confidential or proprietary in nature, whether or not marked as such.

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1.11	“Contract Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1, and October 1.

1.12	“Contract Year” means the twelve (12) month period beginning on January 1 and ending on December 31 of each calendar year; provided, however, that the first Contract Year shall be the period of time beginning on the Effective Date and ending on December 31, 2026.

1.13	“Control,” “Controls,” “Controlled” or “Controlling” means possession of the ability to grant the distribution rights or sub-distribution rights as provided herein without violating the terms of any agreement or other arrangement with any Third Party.

1.14	“Development” means all pre-clinical, clinical, and regulatory activities with respect to the Products in the Field.

1.15	“FDA” means the United States Food and Drug Administration, or a successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

1.16	“Field” means any use in dietary Products for human consumption as dietary supplements sold by KHOURY MEDICAL, its designees, and/or affiliates, excluding, for clarity, any pharmaceutical product, medical food, food for special medical purposes (FSMP), sold to KHOURY MEDICAL, its desigees, and/or affiliates.

1.17	“First Commercial Sale” means, with respect to the Products in a country in the Territory, the first commercial sale in an arms-length transaction of such Products to a Third Party by or on behalf of KHOURY MEDICAL, its Affiliate or sub-distributor in such country.

1.18	“FTC” means the United States Federal Trade Commission, or a successor agency in the United States with responsibilities comparable to those of the United States Federal Trade Commission.

1.19	“Intellectual Property” means the Parties’ patents, trademarks, know-how and trade secrets, collectively.

1.20	“Improvement” means and includes any change or modification to the Products and all data relating thereto, provided that such Improvement is covered by the Patent Rights.

1.21	“Initial Product” shall have the meaning set forth in the Preamble.

1.22	“Know-How” means Know-How that is owned or controlled by BIXT or any of its Affiliates related to the Compound or the Products, any composition or method of making or method of use of the Compound or the Products, raw materials and production, including any non-public, proprietary technical information (including information relating to an invention), discovery, process, method, composition, formula, procedure, protocol, technique, result of experimentation or testing, information, data, trade secret, material, drawing, illustration or other artwork, technology or other know-how, whether or not patentable or copyrightable.

1.23	“Manufacture” means, as applicable, all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and storage of the Compound or Products.

1.24	“New Products” means a Product for new dietary uses which do not fall within the Field, provided that such uses are covered by the scope of the Patents.

1.25	“Patents” means the Patents listed in Annex 1, including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revivals or revalidations, supplementary protection certificates and patents of addition and patent applications (including all provisional applications, continuations, continuations-in-part and divisions).

1.26	“Patent Rights” means any rights owned or controlled by BIXT or any of its Affiliates in the Patents.

1.27	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.28	“Product” shall mean any non-pharmaceutical dietary product for human consumption developed by BIXT, excluding, for clarity, any pharmaceutical product, medical food, food for special medical purposes (FSMP), containing the Compound making use of the Patent Rights or Know-How.

1.29	“Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of the Products in a country in the Territory.

1.30	“Regulatory Authority” means any applicable supranational, national, regional, state or local regulatory agency, department, bureau, commission, council or other government entity regulating the manufacture, marketing and sale of the Products, including granting Regulatory Approvals for the Products in a jurisdiction within the Territory.

1.31	“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, and/or other filings made to, received from, or otherwise conducted with a Regulatory Authority in relation to developing, manufacturing, or commercializing Products in a country in the Territory.

1.32	“Related Party” means KHOURY MEDICAL’s Affiliates and permitted sub-distributors.

1.33	“Steering Committee” shall have the meaning set forth in section 4.5.

1.34	“Trade Secrets” means information owned or controlled by BIXT or any of its Affiliates about all raw materials of any kind for the production and formulation of the Products, including sources of the materials.

1.35	“Territory” means collectively the geographic areas and the distribution channel as set forth in Annex 4 hereto.

1.36	“Third Party” means any Person other than a Party or any of its Affiliates.

1.37	“Third Party Data” means data and information relating to the Products which have been generated by a Third Party which may be necessary or useful to KHOURY MEDICAL to use or sell the Products in the Territory, and which BIXT has the legal right to disclose.

1.38	“Unit” shall mean a commercial bottle of the Initial Product containing 30 tablets, each tablet containing 2,000 mg of the Compound, whereof 1,760 mg is partially hydrolyzed guar gum (“PHGG”). KHOURY MEDICAL may change the number of tablets per bottle; however, the price will remain [***], subject to future price increases as set out in Annex 3.

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Article 2

Distribution Right

2.1	Distribution Grant. Subject to the terms and conditions of this Agreement, BIXT hereby grants KHOURY MEDICAL a distribution right, under the BIXT Intellectual Property, to commercialize and have commercialized the Products marketed under the A-SUQAR® label attached as Annex 6, and other non-pharmaceutical dietary supplements within the Field developed by BIXT, such as antiviral and other carbohydrate polymers, including the right to sub-distributor for all sales to companies owned by KHOURY MEDICAL, its designees, and/or affiliates.

2.1.1	Dietary Supplements. The Distribution Right granted shall be (a) limited to pharmacy channels, and (b) initially be non-exclusive. If and when KHOURY MEDICAL reaches purchases of [***] Units of each Product in 2026 or any ensuing year, the limited Distribution Right shall receive [***] marketplace exclusivity in the following year, under the condition that KHOURY MEDICAL [***]. Upon completion of the purchase of the initial [***] Units of each Product, the Distributor shall be entitled to exclusive distribution rights for a period of six (6) months from the date of such purchase.

2.2	Sub-distributors

2.2.1	KHOURY MEDICAL shall remain responsible for the performance of its sub-distributors under this Agreement, including for all payments due hereunder, whether or not such payments are made by KHOURY MEDICAL or its Affiliates or permitted sub-distributors. KHOURY MEDICAL shall provide BIXT written notification prior to entering into such an agreement and a copy of each sub-distributor agreement and each amendment promptly upon the execution thereof.

2.2.2	Each sub-distributor agreement granted by KHOURY MEDICAL under this Agreement shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement, including: (a) a requirement that such sub-distributor submit applicable sales or other reports consistent with those required hereunder; and (b) a requirement that such sub-distributor comply with the confidentiality and non-use and non-circumvention provisions of Article 7 with respect to both Parties’ Confidential Information.

2.2.3	Effect of Termination on Sub-distributor. If this Agreement terminates for any reason, BIXT shall have the right, but not the obligation, to assume KHOURY MEDICAL’s rights, obligations, and interest under and in any agreement it has with a sub-distributor from the effective date of such termination. If BIXT elects to assume KHOURY MEDICAL’s rights, obligations and interests under and in any such agreement, KHOURY MEDICAL shall assign to BIXT or its designee such agreement; provided, however, that such sub-distributor is not in breach of its sub-distributor agreement and such sub-distributor agrees to comply with all of the terms of this Agreement; and provided, further, that BIXT shall not be liable for, and shall be indemnified and held harmless by KHOURY MEDICAL against any and all liability of KHOURY MEDICAL arising under such sub-distributor agreement prior to the effective date of such termination.

2.3	Improvements. If BIXT develops an Improvement, BIXT shall offer KHOURY MEDICAL such improved Products for distribution under this Agreement, on terms and conditions essentially similar to those contained in this Agreement. KHOURY MEDICAL shall not modify, expand, or reposition the labeling, claims, directions for use, target population, or regulatory posture of the Labeled Product without BIXT’s prior written consent. Any such modification shall constitute a New Product outside the scope of this Agreement.

2.4	Third Party Data. To the extent that BIXT is permitted to disclose Third Party Data, BIXT shall provide KHOURY MEDICAL access to all data generated with respect to the use of the Products in the Field for KHOURY MEDICAL’s development and commercialization of the Products in the Territory.

2.5	Competitive Products. KHOURY MEDICAL shall not, directly or indirectly, for so long as KHOURY MEDICAL holds an exclusive Distribution Right for the Products in the Field, become involved in the marketing or distribution of any products that are competitive with the Products without BIXT’s prior written approval, which shall not be unreasonably withheld. For the purposes of this Agreement, “competitive” shall mean a dietary product that contains a Compound of the same mechanism or same PHGG-based formulation as the one used in the Product. Competitive Products shall not include pharmaceutical products developed, marketed, or licensed by BIXT.

2.6	BIXT Intellectual Property.

2.6.1	BIXT is the sole owner of BIXT Intellectual Property, which shall mean and includes without limitation, intellectual property rights and any other rights included in or related to the Products, Know-How, Regulatory Materials, rights to Third Party Data, Patents, Improvements, and any derivative work developed therefrom.

2.6.2	Retained Rights. BIXT reserves all rights, titles, and interests not expressly granted in Section 2.1.

Article 3

N/A

Article 4

Commercial Development

4.1	KHOURY MEDICAL shall submit to and discuss with BIXT the marketing plan for the Products in the Territory at least ninety (90) days before the beginning of each calendar year.

4.2	KHOURY MEDICAL shall provide to BIXT quarterly, commencing the Contract Quarter following the Effective Date, written progress reports setting forth in reasonable detail KHOURY MEDICAL’s Commercialization activities with respect to the Products.

4.3	KHOURY MEDICAL shall use commercially reasonable best efforts to commercialize the Products in the Territory and shall seek adequate product liability insurance.

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4.4	Compliance with Laws. KHOURY MEDICAL shall conduct its activities under this Agreement in a good scientific and professional manner and comply fully with all Applicable Laws. Should KHOURY MEDICAL or any of its Affiliates or permitted sub-distributor receive a warning issued with regard to a Product for violation of the regulatory or commercial code by a Regulatory Authority such as the FDA or FTC in the USA or any similar instrument in another country of the Territory (the “Regulatory Censure”), the Parties will determine jointly how to remedy such Regulatory Censure in the shortest possible delay. Any “clinical” references are post-market, observational, or literature-based only, and no IND, drug claims, or therapeutic representations are authorized.

4.5	N/A

4.6	Steering Committee.

4.6.1	The Parties agree to establish a steering committee consisting of two (2) representatives from each Party to exchange information regarding Commercialization matters, and generally to manage the operation of this Agreement.

4.6.2	n/a

4.6.3	The Parties shall present to the Steering Committee written reports on their respective activities concerning the Products. Each Party agrees to report promptly to the other Party any information concerning any unexpected side effects of the Products, limited to Commercialization, regulatory, and post-market matters only, in their respective territories.

Article 5

Purchase Price and Orders

5.1	KHOURY MEDICAL shall purchase its entire requirements of the Products from BIXT’s designated OEM manufacturer, in accordance with the terms and conditions of this Agreement.

5.2	The purchase price for the finished product is [***] per Unit, based on a [***] price, Ex Works Bangalore, India. KHOURY MEDICAL may change the number of tablets per bottle; however, the price will remain [***], as set out in Annex 3.

5.3	Upon signing of this Agreement, KHOURY MEDICAL shall provide BIXT with a forecast of its first 6 (six) months’ orders. Thereafter, KHOURY MEDICAL shall supply BIXT monthly with a [***] estimated forecast of its requirements of the Products in the Territory.

5.4	KHOURY MEDICAL shall make reasonable efforts to keep at all times on stock during the existence of this Agreement, such a quantity of the Products necessary to meet the market demands of the Products in the Territory for three (3) months. Such stocks shall take into account possible delays in transport and handling, export, and/or importation.

5.5	Purchase Orders

5.5.1	All call-offs of the orders for the Products placed by KHOURY MEDICAL shall be in writing. In placing orders, KHOURY MEDICAL shall specify the desired delivery date. The current production lead time is six (6) weeks from placing the purchase order, i.e., the product is ready for departure at BIXT’s OEM manufacturer in India.

5.5.2	Purchase orders are firm orders with regard to quantity, formulation, dosage form and packaging. The trade dress can be changed up to three (3) weeks before the set delivery date.

5.5.3	The minimum order per call off shall be [***] Units.

Article 6

Supply

6.1	Initially, the Parties intend that the supply of the Products will be in finished form, ready for sale in the Territory. KHOURY MEDICAL shall provide BIXT, or the OEM manufacturer directly, with the trade dress of the Products in a form ready for printing and manufacturing.

6.2	As soon as reasonably possible, the Parties intend to switch to supply in bulk, i.e., tablets to be bottled in the United States.

6.3	The conditions of sale listed in Annex 3 shall apply.

6.4	Unless agreed upon otherwise, payment for orders shall be made as follows: [***] immediately upon confirmation of the purchase order, [***] upon notification of KHOURY MEDICAL when the Product is ready for pick-up at the OEM manufacturer, with the remainder due within 30 days of KHOURY MEDICAL’s receipt of the delivery.

6.5	KHOURY MEDICAL shall be responsible for the collection, remittance, and payment of any and all taxes, charges, levies, assessments, and other fees of any kind imposed by governmental or other authority in respect of the purchase, sale, importation, or distribution of the Products in the Territory. Payments shall be made by KHOURY MEDICAL immediately upon due date. KHOURY MEDICAL shall bear all expenses in connection with such payments, including, but not limited to, withholding taxes levied on payments, conversion, and transmission of payments.

Article 7

Confidentiality

7.1	Confidential Information. All Confidential Information disclosed by a Party (together with its affiliates, the “Disclosing Party”) to the other Party (together its Affiliates, the “Receiving Party”) before or during the term of this Agreement shall be used by the Receiving Party solely in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the Receiving Party, and shall not otherwise be disclosed by the Receiving Party to any other Person, firm or agency, governmental or private (other than a Party’s Affiliates), without the prior written consent of the Disclosing Party.

7.2	Required Disclosures. Section 7.1 shall not preclude the Receiving Party from disclosing Confidential Information to the extent such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

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7.3	Permitted Disclosures. BIXT and KHOURY MEDICAL each agree that that they shall provide Confidential Information received from the other Party only to their respective directors, officers, employees, consultants, attorneys, vendors, suppliers, sub-distributors, collaborators and advisors who have a need to know for the Development, Manufacture, and Commercialization of Products in accordance with this Agreement, for prosecution and maintenance of the BIXT Patent Rights or to enforce or exercise rights under this Agreement, including in connection with obtaining Regulatory Approvals, provided that such Third Parties are bound by confidentiality obligations at least as strict as this Article 7. In addition, each Party may not disclose the terms of this Agreement (to the extent such terms are confidential) to any Third Party except to actual or prospective lenders, investors, acquirers, distributors/sub-distributors or strategic partners, or to a Party’s accountants, attorneys and other professional advisors; provided that such disclosures shall be subject to continued confidentiality obligations at least as strict as those in this agreement.

7.4	Public Announcements and Use of Names. No public disclosure of the existence of, or the terms of, this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name or logo of the other Party in any publicity, news release or public disclosure relating to this Agreement or its subject matter without the prior express written permission of the other Party, except as may be required by Applicable Law based on the advice of counsel or expressly permitted by the terms hereof. Any press releases prepared by KHOURY MEDICAL and related to the Compound, or the Products, will be provided to BIXT at least four (4) Business Days in advance of publication for BIXT’s prompt review, comment and approval. If BIXT does not comment within three (3) Business Days of BIXT’s receipt of such public announcement, then BIXT’s consent shall be deemed to have been granted.

7.5	Non- Solicitation. The Parties acknowledge and agree not to use Confidential Information to circumvent the Disclosing Party by directly or indirectly soliciting, inducing and/or securing an independent business arrangement with one of disclosing Party’s current, potential or prospective strategic partners, investment partners, joint venture partners, vendors, suppliers, affiliates, investors, associates, or agents. In the event of termination of this Agreement or other agreements between the Parties, neither receiving Party nor its representatives shall contact and/or solicit any or all of the disclosing Party’s strategic partners, investment partners, joint venture partners, suppliers’ suppliers, affiliates, investors, associates, or agents, whose names have directly or indirectly been disclosed to the Receiving Party for a period of no less than three (3) years following the expiration or termination of this Agreement.

7.6	Non-Circumvention. The Parties will not in any way whatsoever, circumvent or attempt to circumvent each other in any of the transaction(s) into which the Parties are desirous of entering and, to the best of their abilities, assure one another that the original transaction will not be altered. The Parties will not in any manner solicit nor accept any business from sources nor their Affiliates that were or are made available by the other Party at any time or in any manner, without the express written permission of the Party who made the source available.

7.7	Publication. KHOURY MEDICAL shall ensure that all publications and other forms of public disclosure such as abstracts and presentations, of results of clinical studies carried out by or on behalf of KHOURY MEDICAL under this Agreement, which are to be submitted for publication (each, a “Publication”), are provided to BIXT for review and comment no less than fourteen (14) days prior to submission for publication. KHOURY MEDICAL shall consider in good faith such comments provided by BIXT in respect of any Publication and shall also comply with BIXT’s request to remove any and all of BIXT’s Confidential Information from the proposed Publication.

7.8	Each Party acknowledges and agrees that the provisions of this Article 7 are reasonable and necessary to protect the other Party’s interests in its Confidential Information, that any breach of the provisions of this Article 7 may result in irreparable harm to such other Party and that the remedy at law for such breach may be inadequate. Accordingly, in the event of any breach or threatened breach of the provisions of this Article 7 by a Party hereto, the other Party, in addition to any other relief available to it at law, in equity or otherwise, shall be entitled to seek temporary and permanent injunctive relief restraining the breaching Party from engaging in or continuing any conduct that would constitute a breach of this Article 7, without the necessity of proving actual damages or posting a bond or other security.

Article 8

Term and Termination

8.1	Term. This Agreement shall commence on the Effective Date, and, unless sooner terminated as specifically provided in this Agreement, continue until the last patent claim expires with regard to Patents. Notwithstanding the foregoing, any rights granted by BIXT to KHOURY MEDICAL hereunder shall terminate forthwith and revert to BIXT upon the bankruptcy, insolvency, dissolution or winding up KHOURY MEDICAL. Either Party may terminate this Agreement in its entirety or on a country- by-country basis upon delivery of written notice to the other Party in the event of any material breach of this Agreement by the other Party, which breach remains uncured forty-five days (45) days after written notice of same has been delivered to the other Party.

8.2	Effects of Termination. Upon termination of this Agreement in its entirety, or with respect to particular countries (the “Terminated Territory”), without limiting any other legal or equitable remedies that the terminating Party may have, all related distribution rights granted under this Agreement shall immediately terminate. Upon written request by the terminating Party, the other Party shall

(a)	assign and promptly transfer to the terminating Party or any of its Affiliates, and the terminating Party shall assume and thereafter be fully responsible and liable for all Regulatory Approval applications and Regulatory Approvals for the Products in the Terminated Territory; and/or

(b)	assign and promptly transfer to the terminating Party or any of its Affiliates, any agreements to which the other Party is a party selling the Products in the Terminated Territory.

8.3	Rights in a Bankruptcy Event. All rights to distribution granted under or pursuant to this Agreement, including without limitation Article 2, are, and shall otherwise be deemed to be, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code or analogous provisions of Applicable Law outside the United States. Such intellectual property shall be unassignable without BIXT’s consent.

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8.4	Return of Confidential Information. Except to the extent otherwise required by Applicable Law, upon termination of this Agreement, each Party shall promptly return to the other Party, delete or destroy all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep copies of such materials in order to satisfy regulatory requirements or obligations under Applicable Law or for archival purposes only. Each Party’s obligations under Article 7 shall terminate on the date that is five (5) years after the effective date of termination of this Agreement.

8.5	Survival. The provisions of Article 7 (Confidentiality), Article 9 (Representations and Warranties; Indemnification) and Article 10 (Miscellaneous Provisions) and Sections 2.2.2 (Effect of Termination on Sub-distributors), 8.3 (Effect of Termination), 8.5 (Return of Confidential Information) and 8.6 (Survival), and any provision necessary to interpret or give effect to such Sections shall survive any termination or expiration of this Agreement in accordance with their respective terms. Except as set forth in this Section 8.4, upon termination or expiration of this Agreement, all other rights and obligations shall cease. Any termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination.

Article 9

Representations and Warranties; Liability and Indemnification

9.1	Representations and Warranties. Distributor shall not be liable for claims arising from Manufacturer-approved materials or undisclosed product defects. Each Party represents and warrants to the other Party as of the Effective Date or covenants that:

9.1.1	Authority. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to enter into this Agreement and to carry out the provisions hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate or company action on its part. This Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

9.1.2	No Conflicts. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it or its assets may be bound. All necessary consents, approvals and authorizations of, and all notices to, and filings by such Party with, all governmental authorities and other Persons required to be obtained or provided by such Party in connection with the execution, delivery and performance of this Agreement have been obtained.

9.2	BIXT Representations and Warranties. BIXT represents and warrants to KHOURY MEDICAL as of the Effective Date that:

9.2.1	BIXT Intellectual Property. BIXT owns or has a valid license to the BIXT Intellectual Property existing as of the Effective Date and is entitled to grant the distribution rights specified herein. BIXT has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the BIXT Intellectual Property in a manner that conflicts with any rights granted to KHOURY MEDICAL hereunder, and BIXT is under no obligation to make any such transfers, conveyances or encumbrances.

9.2.2	Infringement. To the knowledge of BIXT, there is no actual or threatened infringement or misappropriation of the BIXT Intellectual Property by any Third Party or any other infringement, misappropriation, or threatened infringement or misappropriation that would adversely affect KHOURY MEDICAL’ rights under this Agreement.

9.2.3	Disclosure. To the knowledge of BIXT, BIXT has disclosed to KHOURY MEDICAL all material information and data (including, without limitation, all communications with or from any Regulatory Authority) relating to the results of all preclinical studies and clinical trials involving the Products.

9.2.4	Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BIXT DOES NOT MAKE ANY REPRESENTATION OR EXTEND ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO KHOURY MEDICAL, ITS RELATED PARTIES AND/OR ANY THIRD PARTY WITH RESPECT TO THE COMPOUND, THE BIXT PATENT RIGHTS AND KNOW-HOW OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT. BIXT HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON- INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

9.2.5	No Consequential Damages. BIXT WILL NOT BE LIABLE TO KHOURY MEDICAL, ITS RELATED PARTIES AND/OR ANY THIRD PARTY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 9.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY OR TO LIMIT A PARTY’S LIABILITY FOR BREACHES OF ITS OBLIGATION REGARDING CONFIDENTIALITY UNDER ARTICLE 7.

9.3	Indemnification and Insurance.

9.3.1	Indemnification by KHOURY MEDICAL. KHOURY MEDICAL shall indemnify, hold harmless and defend BIXT, its Affiliates, and their respective directors, officers, employees and agents from and against any and all damages, settlements, costs (including, without limitation, reasonable legal expenses, costs of litigation and reasonable attorneys’ fees) or judgments of any kind (collectively, “Losses”) arising out of any Third Party claim, suit or proceeding, whether for money or equitable relief (each, a “Third Party Claim”), to the extent arising out of or resulting from, directly or indirectly: (a) any material breach of, or inaccuracy in, any representation or warranty made by KHOURY MEDICAL in this Agreement, or any breach or violation of any covenant or agreement of KHOURY MEDICAL or any of its Affiliates or sub-distributors in or pursuant to this Agreement, or (b) the development, and/or commercialization of the Products by or on behalf of KHOURY MEDICAL or its Affiliates or sub-distributors.

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9.3.2	Indemnification by BIXT. BIXT shall indemnify, hold harmless and defend KHOURY MEDICAL, its Affiliates and their respective directors, officers, employees and agents from and against any and all Losses arising out of any Third Party Claim to the extent arising out of or resulting from, directly or indirectly, any material breach of, or inaccuracy in, any representation or warranty made by BIXT in this Agreement, or any breach or violation of any covenant or agreement of BIXT in or pursuant to this Agreement.

9.4	Liability.

9.4.1	Nothing in this Agreement shall constitute or imply any warranty by BIXT as to the efficacy of the Products nor any warranty as to the absence of side effects associated with the administration of the Products either generally or in the case of particular individuals.

9.4.2	BIXT warrants that the Products supplied by it to KHOURY MEDICAL will comply with the specifications set out in Annex 2 or otherwise agreed by the Parties. BIXT indemnifies and holds KHOURY MEDICAL harmless from and against any and all claims by whosoever raised arising out of the marketing, distribution and sale of the Products, where and to the extent that the event giving rise to the claim has been caused by the negligent failure of BIXT to have manufactured the Products in accordance with the Products specification (a “Claim”) provided that KHOURY MEDICAL:

(a)	notifies BIXT as soon as it becomes aware of a Claim;

(b)	co-operates and authorizes BIXT to carry out the sole management and defense of any Claim; and

(c)	renders all assistance reasonably requested by BIXT in the management and/or defense of that Claim.

9.4.3	Subject to BIXT’s liability under Section 9.4.2, KHOURY MEDICAL hereby indemnifies and holds BIXT harmless against any and all claims by whomsoever raised arising out of the marketing, distribution and sale of the Products.

9.4.4	Except as provided in this clause all terms, conditions and warranties, express or implied, statutory or otherwise, are hereby excluded.

Article 10

Miscellaneous Provisions

10.1	Governing Law. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of Delaware notwithstanding the provisions governing conflict of laws under the law of any jurisdiction to the contrary.

10.2	Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld. In case of a Change of Control in the ownership of KHOURY MEDICAL, the new controlling party must agree to assume all obligations outstanding owed by KHOURY MEDICAL and commit to adhere to all of the financial terms of this agreement.

10.3	Entire Agreement. This Agreement incorporates the entire understanding of the Parties. No amendment, change, modification or alteration to the terms and conditions of this Agreement shall be binding upon either Party unless in writing and signed by both Parties.

10.4	Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and (a) delivered by hand, or (b) by courier and shall be deemed to have been properly served to the addressee upon receipt of such written communication or refusal to accept delivery, to their respective business addresses:

-	If to the Distributor: Khoury Medical LTD, E Center 1, PO Box 411, 24908 Kfar Yasief, Israel; with an electronic copy to Nassar Khoury, mail: [***]; phone +972 [***],

-	If to BIXT: Bioxytran, Inc., 75 2nd Ave., Ste 605, Needham, MA 02494, USA; with an electronic copy to David Platt, mail: [***]; phone +1 [***]

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided.

10.5	Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either BIXT or KHOURY MEDICAL to act as agent for the other. Nothing in this Agreement shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees for any purpose.

10.6	Further Assurances. Each Party shall execute, acknowledge and/or deliver such further instruments, and do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.7	No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

10.8	Annexes. All Annexes hereto are an integral part of this Agreement.

10.9	Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

10.10	No Implied Waivers; Rights Cumulative. No failure on the part of BIXT or KHOURY MEDICAL to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof, or the exercise of any other right, power, remedy or privilege.

10.11	Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity of this Agreement as a whole.

10.12	No Third Party Beneficiaries. No Person, other than KHOURY MEDICAL, BIXT and their respective Affiliates and the permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

10.13	Execution in Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or pdf electronic signature, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

Bioxytran, Inc.	Khoury Medical LTD

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